Exhibit 99.1

Contact: Whirlpool Corporation

Media: Whirlpool Press Office: 269/923-7405

Daniel.Verakis@Whirlpool.com

Financial: Larry Venturelli, 269/923-4678

Larry.Venturelli@Whirlpool.com

WHIRLPOOL CORPORATION UPDATES EXPECTED COST EFFICIENCIES FROM
MAYTAG ACQUISITION AND PROVIDES 2006 AND 2007 GUIDANCE

Benton Harbor, Mich. – May 23, 2006 – Whirlpool Corporation (NYSE: WHR) announced today that its merger with Maytag is expected to generate pre-tax annualized cost savings in excess of $400 million.  Cost efficiencies are expected from all areas of the value chain, including product manufacturing, infrastructure and support areas, global procurement and logistics.  The company expects to gain the majority of efficiencies during 2007, and anticipates savings to be fully realized in 2008.  The company will incur approximately $450 million in pre-tax, one-time costs to realize the annualized savings estimates.  Approximately $150 million of these costs are expected to impact earnings over the next three years with the remainder capitalized under purchase accounting.

The company’s previous estimated cost savings were $300-to-$400 million with one-time costs of $350-to-$500 million.

“Our increased savings estimates further demonstrate the value creating opportunity of this acquisition. The actions we have recently announced, including the consolidation of laundry production into our Clyde and Marion Ohio facilities, will represent a significant portion of our expected annualized savings,” said Jeff M. Fettig, Whirlpool’s chairman and chief executive officer. “We have moved quickly to integrate the Maytag business since closing the transaction seven weeks ago and we are pleased with our progress to date.”

Following a thorough review, Whirlpool also announced its decision to sell the Hoover floor-care, Dixie-Narco vending systems, Amana commercial microwave and Jade commercial products appliance businesses. The financial results of these businesses will be classified as discontinued operations in the company’s future financial statements.

“The decision to divest the floor-care and commercial businesses will allow us to focus on our core appliance business,” said Fettig.  “We have received strong interest from a number of potential buyers and anticipate completing these transactions by the end of this year.”

The company also revised its guidance to reflect the integration of Maytag and now expects full-year 2006 earnings per diluted share from continuing operations of $6.00 to $6.25, compared to the pre-acquisition range of $7.00 to $7.25. Free cash flow is estimated to be in the $200-to-$300 million range for 2006. The company also announced that it expects 2007 full-year earnings per diluted share to be approximately $9.00.

Whirlpool will discuss information regarding its acquisition of Maytag and its earnings guidance during a conference call with the financial community at 12:30 p.m. (EDT) on Tuesday, May 23, 2006. Individuals who would like to participate should call (877) 704-5391 and use confirmation code 3045726. International participants should call (913) 312-1301 and use confirmation code 3045726.

The conference call also will be webcast live on the company’s Internet site at www.whirlpoolcorp.com under the “Investors” section.  To listen to the live webcast, participants should visit the site to register at least 15 minutes before the phone conference begins, and, if necessary, download and install the appropriate audio computer software.  An archived recording of the conference call will be available on the company’s Internet site through Friday, June 30.

Additionally, Whirlpool’s conference call will be distributed live over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at http://www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, Street Events at http://www.streetevents.com.

For those who cannot participate in the scheduled call, a recording of the conference call will be available by phone through Monday, May 29.  Individuals can access the recording by dialing (719) 457-0820 and using the following confirmation code: 3045726.

Cash Flow Reconciliation

The table below reconciles projected 2006 cash provided by operating activities determined in accordance with generally accepted accounting principles (GAAP) in the United States to free cash flow, a non-GAAP measure.  Management believes that free cash flow provides shareholders with a relevant measure of liquidity and a useful basis for assessing the company’s ability to fund its activities and obligations.  There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similarly named non-GAAP measures whose calculations may differ from the company’s calculations.  As defined by the company, free cash flow is cash provided by operating activities after capital expenditures and proceeds from the sale of assets.  Free cash flow does not include potential proceeds from the sale of discontinued businesses.  The projections shown here are based upon many estimates and are inherently subject to change based on future decisions made by management and the board of directors of the company and significant economic, competitive and other uncertainties and contingencies.

(millions of dollars)

Cash provided by operating activities	$725-$825
Capital expenditures	($600)
Proceeds from sale of assets	$75
Free Cash Flow	$200-$300

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of more than $19 billion, more than 80,000 employees, and more than 60 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

Whirlpool Additional Information:

This document contains forward-looking statements that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document include, but are not limited to, expectations regarding the merger with Maytag Corporation. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool’s forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global, including Asian and European, manufacturers and the strength of trade customers; (2) Whirlpool’s ability to continue its strong relationship with Sears Holding Corporation in North America (accounting for approximately 16% of Whirlpool’s 2005 consolidated net sales of $14 billion) and other significant trade customers, and the ability of these trade customers to maintain or increase market share; (3) Whirlpool’s ability to integrate the recently acquired Maytag Corporation on a timely basis and realize the full anticipated benefits of the merger within the current estimate of costs; (4) demand for Whirlpool’s products, including the strength of the U.S. building industry and the level of interest rates; (5) the ability of Whirlpool to achieve its business plans, including productivity improvements, cost control, leveraging of its global operating platform and acceleration of the rate of innovation; (6) fluctuations in the cost of key materials (including steel, oil, plastic resins, copper and zinc) and components and the ability of Whirlpool to offset cost increases; (7) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (8) changes in market conditions, health care cost trends and pending regulation that could increase future funding obligations for pension and post-retirement benefit plans; (9) the cost of compliance with environmental and health and safety regulation, including new regulations in Europe regarding appliance disposal; (10) potential exposure to product liability claims, including claims that may arise through Whirlpool’s regular investigations of potential quality and product safety issues as part of its ongoing effort to provide quality products to consumers; (11) the impact of labor relations; (12) Whirlpool’s ability to obtain and protect intellectual property rights;

(13) the ability of Whirlpool to manage foreign currency and its effective tax rate; (14) global, political and/or economic uncertainty and disruptions, especially in Whirlpool’s significant geographic markets, including uncertainty and disruptions arising from natural disasters; and (15) risks associated with operations outside the U.S. Additional information concerning these factors can be found in Whirlpool’s filings with the Securities and Exchange Commission, including the annual report on Form 10-K for its fiscal year ended December 31, 2005 and the quarterly report on Form 10-Q for the quarter ended March 31, 2006.

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